UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of Report (Date of Earliest Event Reported):        November 23, 2004



                              Merck & Co., Inc.
                  ------------------------------------------
            (Exact name of registrant as specified in its charter)


         New Jersey                     1-3305                 22-1109110
    ---------------------            -------------           --------------
(State or other jurisdiction          (Commission           (I.R.S. Employer
      of incorporation)              File Number)          Identification No.)

  One Merck Drive, P.O. Box
100, Whitehouse Station, New
           Jersey                                                08889
-----------------------------                                  -----------
    (Address of principal                                      (Zip Code)
     executive offices)

     Registrant's telephone number, including area code:      908-423-1000

                                Not Applicable
                ----------------------------------------------
         Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

1.    Adoption of the Merck & Co., Inc. Change in Control Separation
      Benefits Plan.

      On November 23, 2004, the Board of Directors (the "Board") of Merck & Co., Inc. (the "Company") adopted the Merck & Co., Inc. Change in Control Separation Benefits Plan. The following summary is qualified in its entirety by reference to the text of the plan, a copy of which is filed as an exhibit to this report. The Board adopted the plan as part of its ongoing, periodic review of its compensation and benefits programs and in recognition of the importance to the Company and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes.

      Participants in the plan include members of the Company's Management Committee and other Vice President-level managers. At the time of adoption of the plan, there are approximately 230 participants in the plan in the aggregate.

      The plan provides for a participant to receive the following severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of the Company:

          o The participant is entitled to receive cash severance pay equal to a multiple of the sum of his or her base salary plus target bonus amount. The multiples under the plan are three, two, or one-and-one-half, depending on tier of participation under the plan. This multiple is reduced based on the participant's proximity to age 65 at the time of termination.

          o The participant is entitled to receive a pro rata annual cash bonus at target levels, paid in a lump sum at termination.

          o If the participant is U.S.-based, the participant is entitled to receive continued medical, dental and life insurance benefits at active-employee rates for a period of full years (or full and partial years) equal to the multiple, but not beyond age 65. These benefits are reduced by benefits obtained from a subsequent employer. A benefit is not available to the extent the participant is eligible for the same benefit as a retiree.

          o If the participant participates in the Company's Supplemental Retirement Plan, the participant is entitled to receive enhanced supplemental retirement benefits determined by increasing both the participant's age and credited service by the number of years equal to the multiple (but not more than the participant would have earned had he or she continued to be employed until age 65) and then calculating the participant's benefits under the Supplemental Retirement Plan. This benefit is payable, at the Company's discretion, either under the Supplemental Retirement Plan or pursuant to a newly adopted arrangement or otherwise from the Company's general assets.

          o If the participant participates in the Company's tax-qualified pension plan and would attain specified age and service levels within two years following the change in control, then the participant is entitled to subsidized and/or unreduced pension benefits upon commencement of the participant's pension benefits in accordance with plan terms after his or her termination of employment. In addition, if the participant is U.S.-based and would attain specified age and service levels within two years following the change in control, then the participant is entitled to be treated as a retiree under the Company's medical, dental and life insurance plans immediately upon his or her termination of employment. These benefits are referred to below as the "Retirement Bridge."

          o The participant is also entitled to receive continued financial planning benefits and outplacement benefits.

      Terminations of employment that entitle a participant to receive severance benefits under the plan consist of (1) termination by the Company without cause or (2) resignation by the participant for good reason (as each of these terms is defined in the plan), in each case within two years following a change in control. A participant is not eligible for benefits under the plan if his or her termination is due to death or permanent disability.

      A "change in control" for purposes of the plan generally consists of any of the following:

          o an acquisition of more than 20% of the Company's voting securities (other than acquisitions directly from the Company);

          o the current Board (and their approved successors) ceasing to constitute a majority of the Board or, if applicable, the board of directors of a successor to the Company;

          o the consummation of a merger, consolidation or reorganization, unless (1) the shareholders of the Company prior to the transaction hold at least 60% of the voting securities of the successor, (2) the members of the Board prior to the transaction constitute at least a majority of the board of directors of the successor and (3) no person owns 20% or more of the voting securities of the Company or the successor; or

          o the liquidation or dissolution of the Company or the sale by the Company of all or substantially all of its assets.

      To receive the severance benefits under the plan, a participant must execute a general release of claims against the Company and its affiliates, which includes certain restrictive covenants, including a commitment by the participant not to solicit Company employees for two years following the change in control. The severance benefits are in lieu of (or offset by) any other severance benefits to which a participant may be entitled under other arrangements of the Company. The cash severance pay is paid in the form of salary continuation, and it and the other benefits under the plan (other than the tax-qualified pension benefits) are generally subject to discontinuation in the event of breach by the participant of the restrictive covenants and other obligations under the release. Participants have no obligation to mitigate the severance benefits under the plan.

      Management Committee members are entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control. Other participants are not entitled to this indemnification; rather, if payments to them are subject to the excise tax, either their severance benefits would be reduced so that no excise tax is payable or they would receive the full amount of their severance benefits, whichever is more advantageous to them. All participants are entitled to payment of their legal fees if they prevail on a claim for relief in an action to enforce their rights under the plan or in an action regarding the restrictive covenants contained in the general release.

      In general, the Board may amend or terminate the plan prior to a change in control. However, neither the amendment of the plan in a manner that adversely affects participants prior to a change in control nor the termination of the plan prior to a change in control would be effective if done within one year of a change in control or at the request of an acquiror. Following a change in control, the plan may not be amended or modified in any way that would adversely affect participants in the plan at the time of the change in control.

2.    Amendment of Merck & Co., Inc. 2004 Incentive Stock Plan.

      On November 23, 2004, the Board adopted an amendment to the Company's 2004 Incentive Stock Plan. The following summary is qualified in its entirety by reference to the text of the amendment, a copy of which is filed as an exhibit to this report.

      The amendment applies to equity grants made after November 23, 2004 and provides for the following:

          o Upon a change in control of the Company, all outstanding stock options and restricted stock units will become fully vested. However, performance-based stock options held by key research and development personnel may not fully vest unless stock options are generally to be cancelled in the transaction.

          o In general, vested stock options may be exercised for five years following termination of the option holder's employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

          o If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

          o Upon a change in control of the Company, a portion of performance share units generally will become vested determined by reference to the holder's period of employment during the performance cycle and (1) based on actual performance as to fiscal years that have been complete for at least 90 days as of the date of the change in control and
               (2) otherwise, based on target performance.

          o Provisions limiting the amendment of the plan after a change in control and regarding the payment of participants' legal fees in the event of disputes were added to the plan, as described in "Other Amendments" below.

      A "change in control" for purposes of these amendments has the same meaning that it has under the Change in Control Separation Benefits Plan, except as to awards that are deferred compensation subject to the American Jobs Creation Act of 2004 (the "AJCA"), in which event the definition permitted under the AJCA will apply.

      The Company intends to request Board and Compensation and Benefits Committee action amending the Company's and its subsidiaries' other stock incentive plans and the outstanding awards thereunder consistent with the amendment to the Company's 2004 Incentive Stock Plan described above, subject to a determination that these actions would not give rise to adverse tax consequences under the AJCA.

3.    Other Amendments.

      On November 23, 2004, the Board resolved to amend most of the compensation and employee benefit plans, programs and arrangements of the Company and its subsidiaries as of immediately prior to a change in control. The amendments generally provide the following:

          o For two years following the change in control, the material terms of the plans, programs and arrangements (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

          o The Company will pay the legal fees and expenses of any participant that prevails on his or her claim for relief in an action regarding an impermissible amendment to these plans, programs and arrangements (other than ordinary claims for benefits) or, if applicable, in an action regarding restrictive covenants applicable to the participant.

      The amendments do not apply to the Company's equity plans (other than the Company's 2004 Incentive Stock Plan), to plans in which non-employee directors participate (including to equity awards granted to non-employee directors under equity plans) or, in general, to plans applicable to unionized employees. The amendments also do not apply to any deferred compensation plan subject to the AJCA if the plan is intended to fall within grandfathering rules available under the AJCA.

      The terms of this form amendment were also included in the amendment to the Company's 2004 Incentive Stock Plan described above and to the amendment to the Company's Separation Benefits Plan for Nonunion Employees described below.

      On November 23, 2004, the Board resolved to amend the Company's Separation Benefits Plan for Nonunion Employees to provide that an employee whose employment is terminated without cause within two years following a change in control will also be entitled to receive the Retirement Bridge as discussed above in connection with the adoption of the Change in Control Separation Benefits Plan. To be eligible for the Retirement Bridge, the employee must execute the form of general release of claims against the Company and its affiliates (including restrictive covenants) used by participants in the Change in Control Separation Benefits Plan. Neither an amendment of the Retirement Bridge in a manner that adversely affects employees prior to a change in control nor the termination of the Retirement Bridge prior to a change in control would be effective if done within one year of a change in control or at the request of an acquiror. Provisions regarding the amendment of the plan after the change in control and regarding the payment of participants' legal fees in the event of disputes were also added to the plan, as described above.

      A "change in control" under these amendments has the same meaning that it has under the Change in Control Separation Benefits Plan.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit 10.1 - Merck & Co., Inc. Change in Control Separation Benefits Plan

Exhibit 10.2 - Amendment of Merck & Co., Inc. 2004 Incentive Stock Plan

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Merck & Co., Inc.

November 29, 2004                         By:  /s/ Debra A. Bollwage
                                             ---------------------------
                                             Name: Debra A. Bollwage
                                             Title: Assistant Secretary

                               Exhibit Index

EXHIBIT NO.     DESCRIPTION
-------------   ----------------------------
10.1            Merck & Co., Inc. Change in
                Control Separation Benefits
                Plan
10.2            Amendment of Merck & Co., Inc.
                2004 Incentive Stock Plan